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                                                                     EXHIBIT (Z)

                             [AMRESCO LETTERHEAD]


CONFIDENTIAL



TO:              Scott J. Reading

FROM:            Robert H. Lutz, Jr.

SUBJECT:         ARCC Incentive Compensation

DATE:            August 15, 1996


The following are the principal terms of the Incentive Compensation Program (the "Program") for AMRESCO Residential Credit Corporation ("ARCC") which has been approved by the Compensation Committee and the Board of Directors of AMRESCO, INC. ("AMRESCO").

1.       ARCC Bonus Pool

         An annual bonus pool will be created under the Program and it will be in an amount equal to 20% of ARCC's Pre-Tax Profit after allocation for corporate overhead and charge for capital (the "ARCC Bonus Pool").

2.       Allocation of Corporate Overhead

         Once all direct corporate overhead has been charged to the appropriate line of business, ARCC will be charged 25% of the remainder.

3.       Charge for Capital

         ARCC will be charged for its cost of capital, currently 12%; however, such rate will fluctuate based on AMRESCO's then cost of capital.

4.       Incentive Plan for Lower Staff

         Staff members ("Staff Member") below the executive team (the "Executive Team") will be eligible for an annual discretionary cash bonus. Depending on job grade, level of responsibility and performance/contribution, cash bonuses for Staff Members will generally range from 0% to 20% of such person's base salary. However, exceptional performance could warrant a cash bonus well in excess of 20%.

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Scott J. Reading
ARCC Executive Compensation
August 15, 1996

CONFIDENTIAL


         Each staff Member will have a performance plan/objectives established and measured as part of AMRESCO's Performance Management Process. These performance plans/objectives will designed to contribute to the Program.

5.       Special Incentive Compensation Program - Executive Team

         You, as a member of the Executive Team, will participate in a special incentive compensation program. After deducting the total cost of Staff Member cash bonuses from the ARCC Bonus Pool, you will be eligible for allocation of up to 39% of the remainder.

         Your performance, as assessed by your manager, will determine the final percentage to be paid to you.

6.       Bonus Caps for Annual Cash Bonus

         Annual cash bonuses for you may not exceed 250% of your base salary.

7.       Excess Over the Cash Bonus Cap

         The excess in the ARCC Bonus Pool allocated to you over your annual cash bonus will be paid 50% in Restricted Stock (RS) and 50% in Non-Qualified Stock Options (NQSO). RS will be a ratio of 1:1 while NQSO would be a ratio based on the lessor of (i) 50% of the then market value of a share of AMRESCO common stock or (ii) $20 per share.

         NQSO's will have a term of 10 years from the date of grant and will have an exercise price equal to the market price of a share of AMRESCO common stock on the date of the grant.

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Scott J. Reading
ARCC Executive Compensation
August 15, 1996

CONFIDENTIAL

         The following are examples of the number of RS and NQSO's which would be granted assuming that $2,000,000 of the ARCC Bonus Pool is available for such grants:

                 AMRESCO Common Stock at $20 Per Share
                 -------------------------------------
                 $1,000,000 / $20 = 50,000 Shares of RS
                 $1,000,000 / $10 (50% of market price) = 100,000 Options

                 AMRESCO Common Stock at $50 Per Share
                 -------------------------------------
                 $1,000,000 / $50 = 20,000 Shares of RS
                 $1,000,000 / $20 ($20 maximum) = 50,000 Options

8.       Vesting

         RS and NQSO will vest 20% immediately and 20% each year thereafter. Vesting would be accelerated if your employment is terminated other than for cause.(1)

9.       In the Event of an IPO

         If there is an IPO, it is essential that top management be linked financially to the new corporation. Therefore, 5% of the value of the new corporation would be allocated to the Executive Team; however, the 5% cannot exceed 20% of the value of proceeds to AMRESCO from the IPO. Also, the allocation to the Executive Team would be paid in NQSO's. Each NQSO will have an exercise price equal to the IPO offering price.


         ------------------------

         (1) Cause shall mean the occurrence of any of the following events: voluntary resignation or voluntary retirement prior to the age of 62; conviction for any felony or a misdemeanor which involves moral turpitude; inability to perform duties as a consequence of the filing of a voluntary or involuntary petition in bankruptcy, the making of an assignment for the benefit of creditors, or a like of insolvency by or against the employee; any material breach of his/her obligations to AMRESCO or its subsidiaries or of any published policy of AMRESCO; making a material misrepresentation of fact or omission as to educational attainments or employment history; making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in the business and financial matters of AMRESCO; willful or negligent failure to perform his/her duties.
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Scott J. Reading
ARCC Executive Compensation
August 15, 1996

CONFIDENTIAL

10.      Other RS and NQSO Programs

         You will continue to be eligible for all other incentive compensation and benefit programs in which you are currently participating or in which you become eligible to participate as a result of your employment status or position with AMRESCO or one of its affiliates, and your compensation under the Program will not affect your participation in these programs.

11.      In the Event a Member of the Executive Team Leaves

         If a member of the original Executive Team leaves the employment of ARCC, the remaining members will not share in the departing member's portion. Also, a person replacing one of the original Executive Team members will not receive the departing member's portion or participate in the special incentive program.

12.      Duration of This Program

         The Program will be subject to annual review by the Compensation and Stock and Bonus Committees of the board of directors of AMRESCO.


         ACCEPTED:



         _______________________           Date:________________, 1996
         Scott J. Reading